Exhibit 4.4

DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE
EXCHANGE ACT

Chevron Corporation (“Chevron” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Common Stock.
Description of Common Stock
The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K, of which this Exhibit is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law, including Section 203 thereof, for additional information.
Authorized Shares of Capital Stock
Our authorized capital stock consists of 6,000,000,000 shares of common stock, $0.75 par value per share (“Common Stock”), and 100,000,000 shares of preferred stock, $1.00 par value per share (“Preferred Stock”). The outstanding shares of our Common Stock are duly authorized, validly issued, fully paid, and nonassessable.
Voting Rights
Holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Our Common Stock does not have cumulative voting rights.
Dividend Rights
Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.
Liquidation Rights
Subject to any preferential rights of outstanding shares of Preferred Stock, holders of Common Stock will share ratably in all assets legally available for distribution to our stockholders in the event of dissolution.
Other Rights and Preferences
Our Common Stock has no sinking fund or redemption provisions or preemptive, conversion, or exchange rights. Special meetings of stockholders may be called by stockholders owning 15% of the shares of Common Stock then outstanding and entitled to vote at the meeting. Any action which may be taken by our stockholders at an annual or special meeting and which requires the approval of at least a majority of the voting power of the Chevron securities present at such meeting and entitled to vote on such action, or the shares of Common Stock present at such meeting, may not be effected except at such an annual or special meeting by the vote required for the taking of such action. Under this provision, stockholders are prohibited from taking certain actions by unanimous written consent in lieu of a meeting, including amending the Bylaws and removing directors, unless the Board of Directors waives this requirement.

Certain Anti-Takeover Effects
Certain provisions of our Certificate of Incorporation and Bylaws may be deemed to have an anti-takeover effect.
Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders and specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed.
Proxy Access for Director Nominations. Our Bylaws permit a stockholder or group of stockholders (up to 20) who have owned at least three percent of Chevron Common Stock for at least three years to submit director nominees (up to the greater of two nominees or 20 percent of the Board) for inclusion in our Proxy Statement; provided that the nominating stockholder(s) have satisfied the requirements specified in our Bylaws.
Additional Authorized Shares of Capital Stock. The additional shares of authorized Common Stock and Preferred Stock available for issuance under our Certificate of Incorporation, including shares of our Series A Participating Preferred Stock, could be issued at such times, under such circumstances, and with such terms and conditions as to impede a change in control.
Change in Control Benefit Protection. Our Bylaws provide that Chevron and one or more of its subsidiaries may maintain benefit plans that provide for payments or other benefits or protections conditioned party or solely upon the occurrence of a change in control, that Chevron shall cause any surviving corporation to assume any such obligations of such benefit plans and make effective provision therefore, and that such benefit plans shall not be amended except in accordance with their terms.
Prohibition on Actions by Unanimous Written Consent. As described in “Other Rights and Actions” above, our Certificate of Incorporation provides that certain stockholder actions may not be effected except at an annual or special meeting by the vote required for the taking of such action.
Transfer Agent and Registrar
Computershare is the transfer agent and registrar for our Common Stock.
Listing
Our Common Stock is traded on The New York Stock Exchange under the trading symbol “CVX.”